Exhibit 14.1

CONNECTM TECHNOLOGY SOLUTIONS, INC.

CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS

Effective July 11, 2024

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TABLE OF CONTENTS

Page

1.General Policy1

2.Compliance with the Law2

3.Publicly Traded Securities2

4.Confidential Information4

5.Ethical Obligations of Financial Reporting5

6.Continuing Disclosure Obligations and Accuracy of Business Records6

7.Protection and Proper Use of Company Assets7

8.Employee Privacy7

9.Corporate Opportunities7

10.Fair Dealing8

11.Antitrust Compliance8

12.Conflicts of Interest8

13.Disclosures9

14.Discrimination and Harassment9

15.Health and Safety9

16.Environmental Compliance9

17.Gifts, Meals and Entertainment10

18.Response to Media Inquiries10

19.Political Activities; Lobbying10

20.Government Investigations11

21.Administration of the Code11

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CONNECTM TECHNOLOGY SOLUTIONS, INC.

CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS

1.	General Policy

This Code of Business Conduct and Ethics (the “Code”) is applicable to (i) all employees, directors and officers of ConnectM Technology Solutions, Inc. and its subsidiaries (collectively, the “Company”), (ii) individuals performing the function of principal executive officer and principal financial officer at the Company and (iii) certain other individuals that may be designated from time to time by the Company (each a “Designated Person” and collectively, “Designated Persons”).  The purpose of this Code is to ensure that all Designated Persons adhere to the highest standards of ethical business conduct.  Because of the complex and changing nature of legal requirements, each member of the Company must be vigilant to ensure that his or her conduct complies with the Code.  If any Designated Person becomes aware of an issue of compliance that is not adequately addressed in this Code, the compliance officer under this policy (currently the Company’s Chief Financial Officer) (the “Compliance Officer”) should be notified.  The text of the Company’s Code of Business Conduct and Ethics can also be found on the Company’s website at investors.connectm.com.

Violations of the Code will result in disciplinary action.  Such action may include an oral or written warning, disciplinary probation, suspension, reduction in salary, demotion or dismissal from employment.  These disciplinary actions may apply to an employee’s supervisor who directs or approves of the employee’s improper actions, who knowing of those actions does not act appropriately to correct them or fails to exercise appropriate supervision.  For all Designated Persons, the failure to report known or suspected wrongdoing may, by itself, subject that person to disciplinary action.  In addition to imposing its own discipline, the Company may also bring violations of law or suspected violations of law to the attention of appropriate law enforcement personnel.

If an employee knows of or suspects a violation of this Code, he or she should immediately report the conduct to his or her supervisor.  The supervisor will contact the Compliance Officer, who will work with the employee and the supervisor to investigate the matter.  If the employee does not feel comfortable reporting the conduct to a supervisor or does not get a satisfactory response, the employee may contact the Compliance Officer directly.

All reports of known or suspected violations involving the accuracy of the Company’s financial reports and related matters should be reported either directly to the Audit Committee or through an anonymous hotline established by the Company to specifically address such matters.  The Audit Committee address and the anonymous hotline number are set forth below.

Audit Committee Address	Anonymous Hotline Number and Website
2 Mt. Royal Ave. Suite 550 Marlborough, MA 01752	Hotline Number: 833-374-1514 Website: https://www.whistleblowerservices.com/CNTM

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All reports of known or suspected violations of the law or this Code will be handled in a manner to protect each employee’s confidentiality to the extent possible, consistent with the law and the Company’s need to investigate the matter.

All employees, officers and directors of the Company will be protected from retaliation as a result of their lawfully reporting information regarding, or their participation in investigations involving, alleged violations of the law, business ethics, the Code or other misconduct.  However, the Company reserves the right to discipline anyone who knowingly makes a false accusation, provides false information to the Company or has acted improperly.

The Code generally highlights some of the more important legal principles with which Designated Persons are expected to become familiar.  The fact that the Code does not specifically reference other applicable laws (some of which may be covered in other Company documents) does not diminish their importance or application.

2.	Compliance with the Law

The Company seeks to comply with all applicable government laws, rules and regulations.  Some of the regulatory programs that employees may deal with in the course of their duties include, but are not limited to, the following:

●	Labor laws and collective bargaining agreements;
●	Occupational safety and health regulations;
●	Building, safety and fire codes;
●	Employment discrimination or harassment;
●	Wage and hour laws;
●	Export control systems;
●	Environmental programs;
●	Laws related to bribery and kickbacks; and
●	Federal and state securities laws.

The Compliance Officer can provide employees with information on these laws, rules and regulations or direct an employee’s questions and concerns to the proper person.

3.	Publicly Traded Securities

Because our securities are publicly traded in the United States, certain activities of the Company are subject to the federal securities laws.  These laws govern the dissemination or use of information about the affairs of the Company, or its subsidiaries or affiliates, and other information which might be of interest to persons considering the purchase or sale of the securities.  Violations of the federal securities laws could subject you and the Company to severe criminal and civil penalties.  Accordingly, the Company will not tolerate any conduct that risks a violation of these laws.

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a.	Disclosure of Transactions in Company’s Securities

The Securities and Exchange Commission (the “SEC”) requires continuing disclosure of transactions in the Company’s publicly traded securities by the Company, its directors, officers, major shareholders and other affiliated persons.

b.	Insider Trading

It is illegal for any person, either personally or on behalf of others, (i) to buy or sell securities while in possession of material nonpublic information or (ii) to communicate (to “tip”) material non-public information to another person who trades in the securities on the basis of the information or who in turn passes the information on to someone who trades.  All Designated Persons and temporary insiders, such as accountants and lawyers, must comply with these “insider trading” restrictions.

All information that an investor might consider important in deciding whether to buy, sell or hold securities is considered “material.” Information that is likely to or may affect the price of securities is almost always material.  Examples of some types of material information are:

●	financial and operating results for the month, quarter or year;
●	financial forecasts, including proposed or approved budgets;
●	possible mergers, acquisitions, joint ventures and other purchases and sales of products, businesses, companies and investments in companies;
●	obtaining or losing important contracts;
●	major personnel changes; and
●	major litigation developments.

All information about the Company or its business plans is potentially “insider” information until publicly disclosed or made available by the Company.  Thus, Designated Persons may not disclose it to others.  This prohibition includes disclosure to relatives, friends, and business or social acquaintances.  Information is considered to be non-public unless it has been effectively disclosed to the public (e.g., by a press release).  In addition to public disclosure, there must also be adequate time for the market as a whole to digest the information.  A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market.  Nevertheless, a longer period of delay may be considered appropriate in more complex disclosures.

When a Designated Person knows material non-public information about the Company, he or she is prohibited from three activities:

●	trading in Company securities for his or her own account or for the account of another (including any trust or other entity that buys or sells securities, such as a mutual fund, of which the Designated Person is a trustee);
●	directing anyone else to trade for the Designated Person; and

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●	disclosing the information to anyone else who then trades or in turn “tips” another person who trades.

Neither the Designated Person nor anyone acting on the Designated Person’s behalf, nor anyone who learns the information from the Designated Person, may trade for as long as the information continues to be material and non-public.

If a Designated Person is considering buying or selling stocks or bonds and is unsure whether the transaction might involve the improper use of material non-public information, the individual should obtain specific prior approval from the Compliance Officer (who in turn may ask advice from the Company’s counsel) or the Compliance Officer’s designee.  The individual is also strongly encouraged to consult with his or her attorney.

In addition, to help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, Designated Persons are prohibited from trading in the securities of the Company during quarterly blackout periods (beginning 15 days before the end of a fiscal period and ending after the second full business day following the release of the Company’s earnings for that quarter) and during certain event-specific blackouts.  Designated Persons also must pre-clear all transactions in the securities of the Company with the Compliance Officer or the Compliance Officer’s designee.

On a related point, no one should discuss the Company’s material non-public information in public areas, such as corridors, elevators and restaurants, and care should be taken in the handling and disposal of papers containing material non-public information.  Any questions or concerns about disclosure of non-public information should be brought to the attention of the Compliance Officer.

4.	Confidential Information

You may be entrusted with the Company’s confidential business information.  You are required to safeguard and use such information only for Company purposes, unless disclosure of such information is properly authorized by the Compliance Officer (or the Compliance Officer’s designee) or legally mandated.  Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed.  You are expected to maintain the confidentiality of any and all such information entrusted to you by the Company or our customers.  Examples of confidential business information include, but are not limited to:  the Company’s trade secrets, business trends, detailed sales, cost and profit figures, new product or marketing plans, research and development ideas or information, manufacturing processes, and information about potential acquisitions, divestitures and investments.  Failure to observe this duty of confidentiality may compromise our competitive advantage and may additionally result in a violation of securities, antitrust or employment laws.  It may also violate agreements providing for the protection of such confidential information.  You should not discuss confidential Company information outside the Company with anyone, including your family.

You may also possess sensitive, privileged information about our customers.  These customers properly expect that this information will be kept confidential.  The Company takes very seriously any violation of a customer’s confidentiality and will not tolerate such conduct.

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Discussing a customer, or providing any information about customers to anyone other than Company authorized personnel or Company employees who need the information, will have serious consequences.  As with all confidential information, employees should not discuss customer information outside the Company.

5.	Ethical Obligations of Financial Reporting

As a public company, we are also committed to carrying out all continuing disclosure obligations in a full, fair, accurate, timely and understandable manner.  Depending on their position with the Company, Designated Persons may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable.  The Company expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.  To this end, each Designated Person agrees, as applicable, that he or she will:

●	act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;
●	provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications;
●	comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;
●	act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;
●	respect the confidentiality of information acquired in the course of one’s work, except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one’s work will not be used for personal advantage;
●	share knowledge and maintain skills important and relevant to shareholders’ needs;
●	proactively promote and be an example of ethical behavior, as a responsible partner among peers, in the work environment and the community; and
●	achieve responsible use of and control over all assets and resources with which employed or entrusted.

Designated Persons should promptly report to the Chairperson of the Audit Committee or through the anonymous hotline any conduct that the individual believes to be a violation of law, business ethics or of any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.  Violations, including failures to report conduct by others that may constitute a violation, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

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6.	Continuing Disclosure Obligations and Accuracy of Business Records

In order to support our disclosure obligations, it is the Company’s policy to record and report factual information honestly and accurately.  Failure to do so is a grave offense and will subject an individual to severe discipline by the Company, as well as possible criminal and civil penalties.

Investors count on the Company to provide accurate information about its business and to make responsible business decisions based on reliable records.  Every individual involved in creating, transmitting or entering information into the Company’s financial and operational records is responsible for doing so fully, fairly, accurately and timely, and with appropriate supporting documentation.  No Designated Person may make any entry that intentionally hides or disguises the true nature of any transaction.  For example, no individual may understate or overstate known liabilities or assets, record false sales or record them early, defer or accelerate the proper period for recording items that should be expensed, falsify quality or safety results, or process and submit false or inaccurate invoices.

Compliance with established accounting procedures, the Company’s system of internal controls, and generally accepted accounting principles is necessary at all times.  In order to achieve such compliance, the Company’s records, books and documents must accurately reflect all Company transactions and provide a full account of the Company’s assets, liabilities, revenues and expenses.  Knowingly entering inaccurate or fraudulent information into the Company’s accounting system is unacceptable and may be illegal.  Any individual who has knowledge that an entry or process is false and material is expected to inform the Compliance Officer.  In addition, it is the responsibility of each Designated Person to cooperate with the Company’s authorized internal and external auditors.

When billing others for the Company’s goods or services, the Company has an obligation to exercise diligence, care and integrity.  The Company is committed to maintaining the accuracy of every invoice it processes and submits.  Each employee who is involved in submitting charges, preparing claims, billing and documenting services is expected to monitor compliance with applicable rules and maintain the highest standards of personal, professional and institutional responsibility.  By the same token, each employee who is involved with processing and documenting claims for payment made to the Company by outside vendors or contractors is expected to maintain the highest standards of professionalism and ethics.  Any false, inaccurate or questionable practices relating to billing others or to processing claims made by others for payment should be reported immediately to a supervisor or, if necessary, to the Compliance Officer.

Every individual should be aware that the Company’s business records may become subject to public disclosure in the course of litigation or governmental investigation.  Records are also often obtained by outside parties or the media.  Employees should therefore attempt to be as clear, concise, truthful and accurate as possible when recording any information.  They must refrain from making legal conclusions or commenting on legal positions taken by the Company or others.  They must also avoid exaggeration, colorful language and derogatory characterizations of people and their motives.  The Company will not tolerate any conduct that creates an inaccurate impression of the Company’s business operations.

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7.	Protection and Proper Use of Company Assets

Designated Persons should protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  All Company assets should be used for legitimate business purposes.

Everyone who works with the Company’s computer-based resources is responsible for their appropriate use and protection from theft, damage or loss and should take care to protect and ensure that the security features of the computer-based resources are not compromised.  Information created, transmitted or accessed on Company networks is Company property and the Company reserves the right to monitor or restrict access to it.  Supervisors are responsible for ensuring Company resources are used productively.

Computer software used in connection with the Company’s business must be properly licensed and used only in accordance with that license.  Using unlicensed software could constitute copyright infringement.  If an employee has any questions as to whether a particular use of computer software is licensed, the employee should consult with the Compliance Officer.

The same level of care should be taken when using the Company’s e-mail, Internet and voice mail systems as is used in written documents.  For example, confidential information about the Company should not be disclosed on electronic bulletin boards, in chat rooms or posted on an Internet website.  The Company’s e-mail, Internet and voice mail systems should not be used for messages that are defamatory, obscene, profane, sexually oriented, threatening, racially offensive or otherwise in violation of Company policy.  In addition, when using e-mail, Company employees should keep in mind that e-mail can be forwarded to additional and unintended recipients without the knowledge of the original sender and that e-mails can be easily altered and forwarded to others in their modified form.  Employees should not expect a right to privacy for their e-mail or Internet use or for personal documents or files stored on Company equipment.  All e-mail and Internet use and creation of personal documents or files on Company equipment is subject to monitoring in accordance with applicable law.

8.	Employee Privacy

The Company is firmly committed to respecting employee privacy.  It is the Company’s policy to acquire and retain only employee personal information that is required for effective operation of the Company or that is required by law in the jurisdictions in which it operates.  Access to such information will be restricted internally to those employees with a recognized need to know such information.  The Company will comply with all applicable laws regulating the disclosure of personal information about employees.

9.	Corporate Opportunities

Except as otherwise set forth in the Company’s certificate of incorporation, as may be amended from time to time, and applicable law, Designated Persons are prohibited from (a) taking opportunities for themselves that are discovered through the use of Company property, information or position, (b) using Company property, information or position for personal gain and (c) competing with the Company.  Each Designated Person owes a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.

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10.	Fair Dealing

Designated Persons should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees.  They should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practices.

11.	Antitrust Compliance

The Company requires compliance with the antitrust laws of every jurisdiction in which the Company does business.  Every employee of the Company is responsible for compliance with the applicable antitrust laws.  The Sherman Act and other antitrust laws prohibit the Company and its directors, officers, employees, agents and representatives from engaging in any activity (1) designed to reach an understanding with competitors concerning selling prices of Company products, terms of sales, production or distribution methods or division of sales territories or customers, (2) designed to reach an understanding with customers regarding reciprocal buying and selling and (3) resulting in other prohibited activity such as illegal price discrimination or trade restraints.  Similar legislation or regulatory restrictions also exist in each of the states and foreign countries in which the Company conducts its business.  Employees who fail to comply with the antitrust laws can jeopardize the reputation and business interests of the Company, as well as their own careers.  Antitrust violations can result in severe criminal and civil penalties, including fines for corporations and fines and jail terms for individuals.

12.	Conflicts of Interest

Designated Persons must avoid all potential conflicts of interest or situations that give the appearance of a conflict of interest.  A conflict of interest occurs when the private interest of a Company employee, officer or director (or an immediate family or household member of a Designated Person, or someone with whom a Designated Person has an intimate relationship) interferes, or even appears to interfere, in any way, with the duties performed by the Company employee, officer or director or with the interests of the Company as a whole.  A conflict can arise when a Designated Person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.  Conflicts of interest also arise when an individual, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Loans to, or guarantees of obligations of, Designated Persons are of special concern.

To this end, Designated Persons may not be employed by, act as a consultant to, or have an independent business relationship with any of the Company’s customers, competitors or suppliers.  Nor may Designated Persons invest in any customer, supplier, or competitor (other than through mutual funds or through holdings of less than 1% of the outstanding shares of publicly traded securities) unless they first obtain written permission from the Compliance Officer or the Compliance Officer’s designee.  Designated Persons should not have outside employment or business interests that place them in the position of (i) appearing to represent the Company, (ii) providing goods or services substantially similar to those the Company provides or is considering providing or (iii) lessening their efficiency, productivity, or dedication to the Company in performing their everyday duties.  Designated Persons may not have an interest in or speculate in

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anything of value which may be affected by the Company’s business.  Designated Persons may not divulge or use the Company’s confidential information, such as financial data, customer information and computer programs, for their own personal or business purposes.

Any personal or business activities performed by a Designated Person that may raise concerns along these lines must be disclosed to the Compliance Officer and approved in advance by the Audit Committee or otherwise in accordance with the Company’s Policy with Respect to Related Person Transactions.  All Designated Persons should read and become familiar with such policy to ensure compliance therewith.

13.	Disclosures

It is the Company’s policy to make full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in all other public communications made by the Company.  All Designated Persons are to abide by the Company’s standards, policies and procedures designed to promote compliance with this policy.

14.	Discrimination and Harassment

Workplace discrimination and harassment are strictly prohibited.  Those who violate this policy are subject to disciplinary action, up to and including possible termination of employment.  An employee who believes that he or she or a fellow employee has been discriminated against, harassed or treated unfairly should immediately notify a supervisor or report such behavior in accordance with Section 1 above.  Examples of workplace discrimination and harassment include derogatory comments based on racial or ethnic characteristics, any form of unsolicited, unwarranted and/or unwelcome verbal or physical abuse of another person, verbal or physical behavior that creates a hostile environment and unwelcome sexual advances.

15.	Health and Safety

Violence and threatening behavior are not permitted.  Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.  The use of illegal drugs and alcohol in the workplace will not be tolerated.

16.	Environmental Compliance

The Company endeavors to be an environmentally responsible corporate citizen and to operate its facilities in compliance with applicable environmental, health and safety regulations and in a manner that has the highest regard for the safety and well-being of its employees and the general public.  Necessary permits, approvals and controls are maintained at all Company facilities.

Employees are responsible for complying with all applicable environmental laws and regulations and Company policies and for following diligently the proper procedures with respect to the handling and disposal of hazardous materials.  The Company insists that its suppliers and contractors also follow appropriate environmental laws and guidelines.  If an employee has any questions or concerns, they should contact the Compliance Officer.

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17.	Gifts, Meals and Entertainment

The use of Company funds or assets for gifts, gratuities or other favors to government officials is prohibited, except to the extent such gifts, gratuities or other favors are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient.  The use of Company funds or assets for gifts to any customer, supplier or other person doing or seeking to do business with the Company is prohibited, except to the extent such gifts are in compliance with the policies of both the Company and the recipient and are in compliance with applicable law.

Designated Persons must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value.  Any gifts that are not of insignificant value should be returned immediately and reported to your supervisor.  If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company.  Designated Persons should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest, intended to serve legitimate business goals and in compliance with applicable law.

Bribes and kickbacks are criminal acts, strictly prohibited by law.  Company employees must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.  The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.

18.	Response to Media Inquiries

In order to ensure that the Company complies with its obligations, employees receiving inquiries regarding the Company’s activities, results, plans or position on public issues should refer the request to Corporate Communications.  Company employees may not speak publicly for the Company unless specifically authorized by senior management.

19.	Political Activities; Lobbying

Political activities must be conducted on employees’ own time and using their own resources.  The law does not permit the Company to compensate or reimburse its employees for political contributions which they have made or intend to make.  This is a highly regulated and complex area.  If an employee has any question or concerns, they should contact the Compliance Officer.

No funds or assets of the Company may be used for political contributions without obtaining prior approval from the Compliance Officer.  These prohibitions cover not only direct contributions, but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund-raising events, or the furnishing of any other Company goods or services to political parties or committees.

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20.	Government Investigations

It is unlawful and a violation of Company policy and this Code to retaliate against any person for providing truthful information to any law enforcement officer relating to the commission of any offense.  It is the Company’s policy to cooperate fully with government investigations.  A condition of such cooperation, however, is that the Company be represented by its own legal counsel.  If you believe that a government investigation or inquiry is imminent, you should communicate this information immediately to the Compliance Officer.

Appropriate handling of government investigations is very important.  Violations of any of the laws regulating the conduct of the Company’s business, including worker and workplace safety, environmental, securities, government procurement, tax and financial laws, can result in both civil and criminal penalties.  Criminal penalties may also apply to those individuals within the Company who actually took the actions which violated the law or failed to take actions which resulted in a violation of the law.  Therefore, Company employees should never do any of the following:

●	destroy any Company documents in anticipation of, or after receiving, a request for those documents from any government agency or court;
●	alter any Company documents or records in an attempt to defraud or mislead;
●	lie or make any misleading statements to any governmental investigator; or
●	attempt to get anyone else to engage in these prohibited activities.
21.	Administration of the Code
a.	General

All Designated Persons must comply with the Code.  We reserve the right to monitor continuing compliance with the provisions of the Code and to investigate any suspected violations.  If substantiated, these violations could result in disciplinary action.

This code may be revised, changed or amended at any time by our Board of Directors.  Following any material revisions or updates, an updated version of this Code will be distributed, will supersede the prior version of this Code, and will be promptly disclosed to stockholders and posted on the Company’s website.

Any waiver of this Code for an executive officer or directors may only be made by the Board of Directors or the Audit Committee.  Under certain circumstances, the law requires that the Company disclose to stockholders the nature of such waiver, the name of the executive officer or director, as the case may be, and the relevant date of the waiver.

b.	Reporting of Suspected Violations

Please refer to Section 1 above for instructions on reporting suspected violations of the Code.  If you believe that you may be in violation of any of the provisions of the Code, you must contact the Compliance Officer or you may utilize the anonymous hotline.

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For both criminal activity and other violations of the Code, failure to report knowledge of wrongdoing may result in disciplinary action against those who fail to report.  If a reporting individual was involved in improper activities, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company.  In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

c.	Investigation of Suspected Violations

Upon receipt of a report of a suspected violation, the Compliance Officer will determine the nature of the complaint and handle it as follows:

i.	Complaints relating to accounting, internal accounting controls or auditing matters will be forwarded to the Chairperson of the Audit Committee. The Audit Committee may delegate the investigation of complaints regarding accounting, internal accounting controls or auditing matters to the Compliance Officer, the Chief Financial Officer or such other persons as the Audit Committee determines to be appropriate, including but not limited to external legal counsel and external auditors. Delegation decisions will be made on a case-by-case basis, taking into consideration the nature and the significance of the complaint.
ii.	Complaints relating to any other matters will be reviewed by the Compliance Officer. The Compliance Officer may delegate the investigation of the complaint in the same manner and to the same person(s) as are available to the Audit Committee. The Compliance Officer will oversee any such investigation, unless otherwise determined by the Audit Committee.

Company employees are expected to cooperate in the investigation of reported violations.

The Compliance Officer does not act as a lawyer or personal representative for any individual Company employee.  The Board of Directors has ultimate responsibility for final interpretation of the Code and for determining whether any violations of the Code have occurred.

d.	Important Disclaimers

The Code reflects general principles to guide employees in making ethical decisions.  It cannot and is not intended to address every specific situation in which the Company may find it appropriate to take disciplinary action.  The Code is not intended to create any contract (express or implied) with you, including without limitation any employment contract, or to constitute any promise that your employment will be not terminated except for cause.

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